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                                                             Exhibit 99.26(d)(8)

CHILDREN'S TERM LIFE BENEFIT
CERTIFICATE SUPPLEMENT

SECURIAN LIFE INSURANCE COMPANY
400 Robert Street North - St. Paul, Minnesota 55101-2098

[SECURIAN(TM) LOGO]

GENERAL INFORMATION

This supplement is issued in consideration for your application for children's coverage and for the payment of the additional monthly charge. The provisions summarized in this supplement are subject to every term, condition, exclusion, limitation and provision of the group policy as amended, unless otherwise expressly provided for herein.

WHAT DOES THIS SUPPLEMENT PROVIDE?

This supplement provides life insurance on the lives of your eligible children.

WHAT MEMBERS OF YOUR FAMILY ARE ELIGIBLE FOR CHILDREN'S COVERAGE?

The following members of your family are eligible for insurance under this supplement:

     Your unmarried child or children, including stepchildren living in your household (with the written consent of a biological parent) and children legally adopted, who

     (i)  are between the ages of [14 days and 23 years]; and
     (ii) are dependent upon you for financial support.

Any child who, subsequent to the effective date, of your certificate supplement for children's insurance, meets the requirements of this provision will become insured on the date he or she so qualifies.

WHEN WILL WE REQUIRE EVIDENCE OF INSURABILITY?

Evidence of insurability will be required if:

     (1) the specifications page attached to your certificate states that evidence of insurability is required; or
     (2) the insurance is contributory and you do not enroll for coverage under this supplement within [31 days] from the date you are first eligible; or
     (3) child insurance for which you previously enrolled did not go into effect or was terminated because you failed to make a required premium contribution; or
     (4) during a previous period of eligibility, you failed to submit evidence of insurability that was required for a child or that which was submitted was not satisfactory to us; or
     (5) [the insured child is covered by an individual policy issued under the terms of the conversion privilege section, unless you cancel the individual policy without claim.]

DEATH BENEFIT

WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED CHILD?

The amount of life insurance on each insured child is shown on the specifications page attached to your certificate. The amount of insurance for each insured dependent child shall not exceed the lesser of the insured employee's amount of insurance or $25,000.

WHEN WILL THE DEATH BENEFIT BE PAYABLE?

We will pay the death benefit upon receipt of written proof satisfactory to us that a child insured under this supplement died. All payments by us are payable at our home office. Proof of any claim under this supplement must be submitted in writing to our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this supplement will be paid to you, if living, otherwise they will be paid according to the terms of the provision entitled "To whom will we pay the death benefit?" in your certificate.

ADDITIONAL INFORMATION

WHEN DOES INSURANCE ON YOUR ELIGIBLE CHILDREN BECOME EFFECTIVE?

Insurance on your eligible children becomes effective when your completed application for children's coverage is approved by us; however, in no event will insurance on your eligible children be effective before your insurance under your certificate is effective.

WHAT IS THE MONTHLY COST TO YOU FOR INSURANCE UNDER THIS SUPPLEMENT?

The monthly cost to you for insurance under this supplement is shown on the specifications page attached to your certificate.

WHEN WILL YOUR ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this supplement will be charged to your account.

WHEN DOES INSURANCE ON AN INSURED CHILD TERMINATE?

Insurance on the life of a child insured under this supplement will terminate on the earliest of:

     (1) the date you request that insurance on your eligible children be terminated; or
     (2) the date the child is no longer eligible for insurance under this supplement; or

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     (3)  61 days (the grace period) after the due date of any premium contribution which is not paid; or
     (4)  the date you are no longer insured under the group policy.

WHAT IS THE CONVERSION PRIVILEGE UNDER THIS SUPPLEMENT?

Insurance on the life of your insured child may be converted to a new individual life insurance policy if all or part of his or her life insurance under the group policy terminates.

Insurance may be converted up to the full amount of terminated insurance if termination occurs because:

     (1) the insured employee or your insured child moved from one existing eligible class to another; or
     (2) the insured employee or your insured child is no longer in an eligible class; or
     (3)  the insured employee's employment is terminated by the employer; or
     (4) the supplement is changed to reduce or terminate the insurance for your insured child; or
     (5) the insured employee's employment is terminated by the employer because he or she is totally and permanently disabled; or
     (6) your insured child's coverage terminates due to the death of the insured employee.

Your insured child's insurance can also be converted if the group policy is terminated. If the group policy terminates, insurance on the life of your insured child may be converted in an amount up to the amount of insurance he or she had just prior to the termination, less any amount he or she may become eligible for under any group policy within 45 days of the termination.

Your insured child's insurance may be converted to any type of individual policy of life insurance then customarily issued by us or by one of our associated companies. The individual policy will not include any supplemental benefits, including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

CAN INSURANCE ON THE LIFE OF YOUR INSURED CHILD BE CONTINUED PRIOR TO
CONVERSION?

Yes. If your insured child's coverage ends due to any of the terminating events allowing conversion according to the terms of this rider, such coverage may be continued under the group policy prior to converting to an individual policy by paying premiums directly to us. Your insured child's group term life insurance may be continued for a period of up to one year at which time such insurance may be converted to an individual policy of permanent insurance with Securian Life or one of its associated companies. Such conversion shall be subject to the terms of the provision of this supplement entitled "What is the conversion privilege under this supplement?". The premium rate for this continued coverage may be higher.

WHEN MUST ELECTION TO CONTINUE OR CONVERT INSURANCE BE MADE?

Notice will be given of the privilege to continue or convert group life insurance under this supplement. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, continuation or conversion may be elected within 31 days from the date the insurance terminates. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If the notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to the certificate holder at his or her last known address.

The continuation or conversion privilege is not available if the insurance on the life of your insured child under this supplement terminates due to the insured employee's failure to make, when due, required premium contributions.

Conversion or continuation may be requested by the insured employee, if living, an insured child of legal capacity, or the insured child's guardian, if applicable.

HOW IS INSURANCE ON THE LIFE OF YOUR INSURED CHILD CONVERTED?

Insurance on the life of your insured child is converted by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

HOW IS THE PREMIUM FOR THE INDIVIDUAL POLICY DETERMINED?

We base the premium for the individual policy on the plan of insurance, your insured child's age, and the class of risk to which he or she belongs on the date of the conversion.

WHAT HAPPENS IF YOUR INSURED CHILD DIES DURING THE PERIOD ALLOWED FOR
CONVERSION?

If your insured child dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance your insured child would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for your insured child's insurance under an individual policy to his or her beneficiary. In no event will we be liable under both this supplement and the individual policy.

[DOES THE WAIVER OF PREMIUM SUPPLEMENT TO YOUR CERTIFICATE APPLY TO YOUR INSURED CHILDREN?]

[The Waiver of Premium supplement to your certificate will not apply to children covered under this supplement except as provided for herein.

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If, due to your disability, your insurance is continued in force without further payment of premiums due to the Waiver of Premium supplement to your certificate, any child insurance provided by this supplement shall also continue in force without further payment of premiums until the child's eligibility terminates or until your insurance is no longer continued in force due to any such supplement to your certificate.

This provision is not applicable if the child's insurance has been converted under the conversion privilege section of this supplement unless the converted policy is surrendered without claim except for refund of premiums.]

WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED CHILD?

No. The insurance on an insured child will not accumulate account values.


/s/ [ILLEGIBLE]                                                  /s/ [ILLEGIBLE]
Secretary                                                              President

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